Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Euronav NV:
We consent to the use of our report dated April 1, 2016, with respect to the consolidated statements of financial position of Euronav NV and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of profit or loss, comprehensive income, cash flows and changes in equity for each of the years in the three-year period ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

KPMG Bedrijfsrevisoren - Réviseurs d'Entreprises Burg. CVBA
/s/ Götwin Jackers Bedrijfsrevisor / Réviseur d'Entreprises

Kontich, BELGIUM
April 21, 2016